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P    R    E    S    S                               R    E    L    E    A   S  E
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FOR IMMEDIATE RELEASE                               CONTACTS:

                                                    Stephen E. Lerch
                                                    Executive Vice President,
                                                    Chief Financial Officer
                                                    iDine Rewards Network Inc.
                                                    (305) 892-3306

                                                    Allan E. Jordan
                                                    Senior Vice President
                                                    Golin/Harris International
                                                    (212) 697-9191

                         IDINE REWARDS NETWORK ANNOUNCES
                      TENDER OFFER FOR $26.3M WORTH OF ITS
                      SERIES A PREFERRED CONVERTIBLE STOCK

MIAMI, FL - June 13, 2002 - iDine Rewards Network Inc. (AMEX: IRN) announced today that it has commenced a cash tender offer to purchase up to 2,474,576 shares, or 61.1%, of its outstanding Series A Convertible Preferred Stock at a price of $10.62 per share. The tender offer is scheduled to expire at midnight on Monday, July 15, 2002, unless extended or earlier terminated by iDine. In the event that more than 2,474,576 shares of the Series A Convertible preferred stock are tendered, iDine will accept and pay for shares on a pro rata basis from among validly tendered shares.

Holders of Series A Convertible Preferred Stock will receive their regular cash dividend that is payable on July 1, 2002.

iDine currently has 4,051,704 Series A Convertible Preferred Shares outstanding. The Series A Convertible Preferred Stock is listed on the Philadelphia Stock Exchange under the symbol IRN - PRA.

The consummation of the tender offer is subject to certain conditions, which are described in the offer to purchase relating to the tender offer. Neither iDine nor its board of directors makes any recommendation to holders as to whether to tender or refrain from tendering all or any of their shares of Series A Convertible Preferred Stock in the tender offer.

                                    - more -
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iDine Tender Offer - Page 2

iDine Rewards Network Inc., offers its members a variety of dining savings and rewards programs at more than 8,000 restaurants throughout the United States via means of a registered credit card platform. The Company currently has 12.3 million credit cards registered through 9.3 million enrolled accounts. Dining incentives are offered through the Company's dining programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations. iDine Reward Network's common stock trades on the American Stock Exchange (AMEX) and alongside its Series A Preferred Stock on the Philadelphia Stock Exchange (PHLX).

                                       ###


This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Series A Convertible Preferred Stock. The tender offer may only be made pursuant to the terms of an offer to purchase and the accompanying letter of transmittal. Such tender offer materials have been filed with the Securities and Exchange Commission (SEC) and are being mailed to holders of the Series A Convertible Preferred Stock. Requests for additional information and questions about the tender offer should be directed to the Information Agent, Georgeson Shareholder Communications Inc. at the toll free number 800-524-4222. Bankers and brokerage firms should call the Information Agent collect at 212-440-9800. Shareholders may also obtain a free copy of the tender offer materials that have been filed with the SEC at the SEC's web site at www.sec.gov.

HOLDERS OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK SHOULD CAREFULLY REVIEW THE TENDER OFFER STATEMENT AND RELATED TENDER OFFER MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION CONCERNING THE TENDER OFFER.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words "believes," "expects," "intends," "anticipates," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist with respect to the tender offer and in iDine's operations and business environment. These risks and uncertainties are described more fully in the offer to purchase and related tender offer materials and in iDine's Annual Report on Form 10-K for the period ended September 30, 2001, Transition Report on Form 10-KT for the period ended December 31, 2001 and Quarterly Report on Form 10-Q for the period ended March 31, 2002, each as filed with the SEC.